Canon’s Court

22 Victoria Street

PO Box HM 1179

Hamilton HM12

Islands of Bermuda

PRESS RELEASE

Creator Capital appoints new President and C.E.O.

HAMILTON, BERMUDA, August 8, 2006 - CREATOR CAPITAL LIMITED (CTORF:OTCBB)   (“CCL” or the "Company") announces the resignation of Mr Alexander Downie as a Director and CCL’s President and C.E.O.  CCL regrets Mr Downie’s decision - his resignation is the result of personal reasons relating to family commitments.  CCL will continue to benefit from Mr Downie’s vast knowledge and expertise in the IPTV field in his capacity as a Consultant to the company.

Mr David Borg has agreed to become a Director of CCL and to assume the office of President and C.E.O.  Mr Borg has also agreed to become a Director of CCL’s wholly owned subsidiary ETV on Demand, as well as its President and C.E.O.  Stock Options have been granted to Mr Borg ranging from US$0.35 – US$2.00 per share to be vested over a two and a half year period beginning in September 2006.

An entertainment entrepreneur and financier, Mr Borg brings over 20 years experience in various executive positions and as key financier in the electronics and entertainment industries to CCL.  Mr Borg has founded a movie distribution company, Telco and two independent film production companies.  During the late 1990’s, Mr Borg was a Production Executive at Alpine Pictures.  He later joined Los Angeles based, TAG Entertainment, where he functioned as a Production Executive producing award winning feature films for the family. His roles as Executive Producer, in conjunction with his strong film background and successful ventures in the entertainment world have granted him a keen understanding of online media companies. He has a proven ability to capture user interest and to exploit the wave of rich media to emotionally connect with and powerfully entertain today’s demanding worldwide audience.

CCL welcomes Mr Borg’s depth of understanding of the entertainment and electronic  industry and the foresight to see CCL capitalize on the evolution of televisions on the internet (IPTV).

ABOUT CREATOR CAPITAL

Creator Capital Ltd., www.creatorcapital.com a Bermuda exempted company, along with Harrah’s Entertainment Inc., introduced the in-flight interactive gaming experience to international airline passengers as a method of creating additional revenues for airlines in 1998.  Creator is a leading provider of interactive in-flight gaming entertainment software and services.  The company creates fun, exciting experiences for airline passengers by offering both PC amusement games (Sky Play) and onboard gaming entertainment (Sky Games) through airline multi-channel, interactive in-seat systems.

With the acquisition of ETV ON DEMAND in April of 2006, CCL now has the technology base to offer a more complete array of compelling content directly to the subscriber bases of the world's largest global telecommunications, satellite, and Internet Service providers—all through full-screen high-resolution broadband television.

ON BEHALF OF THE BOARD OF DIRECTORS

/s/ Deborah Fortescue-Merrin

Deborah Fortescue-Merrin

President

Corporate Contact:

CREATOR CAPITAL LTD. Deborah Fortescue-Merrin (604) 947-2555 info@creatorcapital.com http://www.creatorcapital.com	ETV ON DEMAND, INC. David Borg (604) 630-0333 david@etvhollywood.tv http://www.etvhollywood.tv

Safe Harbour statements under the Private Securities Litigation Reform Act of 1995;

Certain statements in this document constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and Section 21B of the Securities Exchange Act of 1934.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Creator Capital Limited ("the Company"), or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to the Company's ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its plan of operations when needed; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov .